Exhibit 99.1

Communications Systems, Inc., Subsidiary Suttle, Inc. Sells its FutureLinkTM Fiber Business Line to PPC Broadband

Transaction Supports CSI’s Organizational Transformation Process

Minnetonka, MN – April 5, 2019 --- Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of enterprise network infrastructure, voice and data communication products and services for deployments and management of IT networks, today announced that its wholly-owned subsidiary Suttle, Inc. (“Suttle”) has sold its FutureLinkTM Fiber business line, including inventory and customer relationships, to PPC Broadband Inc. (“PPC”), a leading provider of high quality, end-to-end signal transmission solutions for mission-critical applications.

“As previously announced, we are shifting CSI’s corporate focus towards solutions for IoT and network edge management,” said Roger H.D. Lacey, CSI’s Chief Executive Officer. “We believe that the sale of Suttle’s FutureLinkTM product line advances us towards that goal and signals our commitment to an organizational transformation designed to allow CSI to return to operating profitability in 2019.”

The transaction was structured as an Asset Purchase Agreement with a simultaneous signing and closing on April 5, 2019. The sale price was $5.0 million cash and the proceeds will be used for general corporate purposes. Concurrent with the closing of the transaction, Suttle and PPC entered into a Transition Services Agreement under which Suttle will continue to manufacture products related to the FutureLinkTM Fiber business line until September 30, 2019, to ensure seamless supply to the customer base. Suttle and PPC intend to work with Suttle’s existing suppliers and customers to ensure continued delivery and support of all FutureLinkTM Fiber products.

“The FutureLinkTM suite of fiber solutions are proven dependable, flexible and reliable,” continued Mr. Lacey. “However, these products are no longer strategically significant to our business model. The balance of Suttle’s component and solutions business, comprised principally of the MediaMAXTM product line, will continue to support key Tier 1 clients.”

Mr. Lacey noted that CSI continues to evaluate several proposals associated with the ongoing enterprise-wide restructuring process, including the previously announced contemplated sale of its corporate headquarters, new product development, and targeted product rationalization. Results from these initiatives will be disclosed as they become material.

CSI’s efforts are supported by a balance sheet at December 31, 2018, which included cash, cash equivalents, and investments of $11.1 million, working capital of $30.7 million, zero debt, and shareholders’ equity of $41.7 million.

Advisors

Northland Capital Markets served as financial advisor to Suttle and CSI in connection with the transaction. Ballard Spahr LLP served acted as legal counsel to Suttle, Inc. and Communications Systems, Inc. Lewis Rice LLC served as legal counsel to PPC.

Additional Information

Communications Systems, Inc. will provide additional information about Suttle’s sale of the FutureLinkTM Fiber business in a Form 8-K that will be filed with the Securities and Exchange Commission on or before April 11, 2019.

About Communications Systems
Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward Looking Statement

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contacts:
Communications Systems, Inc.	The Equity Group Inc.
Mark D. Fandrich	Devin Sullivan
Chief Financial Officer	Senior Vice President
952-582-6416	212-836-9608
mark.fandrich@commsysinc.com	dsullivan@equityny.com

Roger H. D. Lacey	Lena Cati
Chief Executive Officer	Vice President
952-996-1674	212-836-9611
lcati@equityny.com

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